Exhibit 10.1

AGREEMENT

This AGREEMENT (the “Agreement”) is made and entered into as of October 11, 2006, by and among Energy Partners, Ltd., a Delaware corporation (“Parent”), EPL Acquisition Corp. LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”) and Stone Energy Corporation, a Delaware corporation (“Target”). The foregoing shall be referred to collectively as the “Parties” and each may also be individually referred to as a “Party”.

WHEREAS, Parent, Merger Sub and Target are parties to an Agreement and Plan of Merger, dated as of June 22, 2006 (the “Merger Agreement”) (capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, Target was a party to an Agreement and Plan of Merger (“Plains Merger Agreement”), dated as of April 23, 2006, with Plains Exploration & Production Company (“Plains”) at the time that Target received a merger proposal from Parent;

WHEREAS, to induce and permit Target to terminate the Plains Merger Agreement and enter into the Merger Agreement, Parent agreed to pay the $43.5 million (the “Plains Termination Fee”) that Target was required to pay to Plains to terminate the Plains Merger Agreement;

WHEREAS, Parent paid to Plains the Plains Termination Fee;

WHEREAS, ATS, Inc. (“ATS”), a wholly-owned subsidiary of Woodside Petroleum Ltd. (“Woodside”), announced, on or around August 28, 2006, that it would commence a tender offer for all of the outstanding shares of Parent’s common stock for $23.00 per share in cash (the “ATS Tender Offer”);

WHEREAS, on or around August 28, 2006, ATS also commenced an action, being Civil Action Number 2374-N (the “ATS Litigation”), in the Court of Chancery of the State of Delaware in and for New Castle County (“Delaware Court”) against Parent, Parent’s directors and Target for injunctive and declaratory relief seeking, among other things, to temporarily, preliminarily and permanently enjoin Parent from convening and holding a special meeting of its stockholders for the purpose of obtaining their approval of the Merger Agreement and the Transactions contemplated thereunder;

WHEREAS, on September 7, 2006, Parent commenced an action, being Civil Action Number 2402-N (the “Parent Litigation”), in Delaware Court against Target seeking declaratory relief respecting certain rights and obligations of the Parties under the Merger Agreement;

WHEREAS, on or around September 12, 2006, Thomas Farrington filed a purported class action complaint against Parent, Parent’s directors and Target in Delaware Court,

being Civil Action Number 2416-N (the “Shareholder Litigation”), asserting substantially the same claims as those asserted by ATS in the ATS Litigation;

WHEREAS, the ATS Litigation, the Parent Litigation and the Shareholder Litigation (collectively, the “Litigation”) are currently pending in Delaware Court, which has, as of the date of this Agreement, yet to render a final determination or finding with respect to any of the Litigation; and

WHEREAS, under the current circumstances, Parent, Merger Sub and Target desire, among other things, to terminate the Merger Agreement pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Validity and Due Consideration. Each Party represents and warrants to the other Parties that: (i) it is duly authorized to execute and deliver this Agreement and no further corporate or limited liability company authorizations (including any director or stockholder approvals) are required for such Party’s execution, delivery and performance of this Agreement; and (ii) this Agreement constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

2.  The Payment. Simultaneously with the execution of this Agreement, Parent shall pay to Target an amount of cash equal to $8.0 million (the “Payment”) in immediately available funds (pursuant to the written instructions previously provided to Parent by Target).

3.  Termination of Merger Agreement. Effective upon the (i) execution of this Agreement by all Parties; (ii) payment of the Payment by Parent in accordance with Section 2 hereof; and (iii) filing of the Stipulation of Dismissal as provided by Section 9 hereof, the Merger Agreement shall be terminated in its entirety (together with all rights and obligations of the Parties thereunder) and shall be void and of no further force or effect, except that all rights and obligations of the Parties under the final two sentences of Section 7.1 of the Merger Agreement, the two confidentiality agreements executed between Target and Parent, each accepted and agreed upon on May 26, 2006 referred to in such sentences, and the Stipulation and Order Governing the Production, Exchange and Filing of Confidential Information filed September 25, 2006 in the Delaware Court in connection with the Litigation, shall remain in full force and effect according to their terms.

4.  Release of Claims. Effective upon the (i) execution of this Agreement by all Parties, (ii) payment of the Payment by Parent as provided by Section 2 hereof; and (iii) filing of the Stipulation of Dismissal by Parent to Target as provided by Section 9 hereof, Parent and Merger Sub on their behalves and on behalf of their respective officers and directors, subsidiaries, controlled affiliates and other controlled entities and, to the extent they have the power to do so, their respective agents (collectively, the “Parent and Sub Releasors”), on the one hand, and Target on its behalf and on behalf of its officers and directors, subsidiaries, controlled affiliates and other controlled entities and, to the extent it has the power to do so, its agents (collectively, the “Target Releasors”), on the other hand, release and forever discharge the others and the others’ past or present directors, officers, employees, agents, accountants, counsel, financial advisors, subsidiaries, successors and other representatives and affiliates (“Related Parties”) from any and all claims, demands, rights, actions, causes of action, debts, damages, dues, sums of money, judgments, charges, complaints, liabilities, obligations, promises, suits, costs, losses, and expenses (including attorneys’ fees and costs actually incurred) whatsoever, whether known or unknown, suspected or unsuspected, both in law and in equity that Parent and Sub Releasors (or any securityholder or other third party asserting or purporting to assert a claim or right of action that is the property -- or on behalf -- of Parent or Merger Sub), on the one hand, and Target Releasors (or any securityholder or other third party asserting or purporting to assert a claim or right of action that is the property -- or on behalf -- of Target), on the other hand, ever had or now has or may hereafter have, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date hereof, including, without limitation, in connection with Merger Agreement or any transactions contemplated thereby or fees actually or potentially payable thereunder, against Target and its Related Parties and Parent and Merger Sub and their Related Parties, respectively. Nothing in this Agreement, however, shall be deemed to release Target and its Related Parties or Parent and Merger Sub and their respective Related Parties from the agreements, representations, warranties, rights, obligations, releases and undertakings contained in this Agreement or the agreements set forth on Exhibit A hereto. The Parties further agree that the Plains Termination Fee was duly paid by Parent and that nothing in this Agreement is intended to or shall allow Parent or Merger Sub or anyone purporting to act on their behalf to recover or seek to recover from Target the Plains Termination Fee or any portion thereof.

5.  Covenant Not To Sue. Other than any action or proceeding necessary to enforce the terms of this Agreement, none of the Parent and Sub Releasors or Target Releasors shall encourage, solicit, initiate, institute, commence, continue, file, or otherwise further prosecute, whether directly or indirectly, or through third parties, any lawsuit, cause of action, claim, demand, or legal proceeding, for or arising out of or relating to any claim released herein, against any Party or Related Party. Furthermore, the Parent and Sub Releasors and Target Releasors shall not join with, encourage, solicit, initiate, institute, commence, continue, file or otherwise prosecute, whether directly or indirectly or through third parties, any claim by ATS, Woodside or any of their respective affiliates or subsidiaries against any Party or Related Party with respect to or relating to this Agreement, any claims released herein and/or the Merger Agreement or any transactions contemplated or fees actually or potentially payable thereunder.

6.  Discovery of Claims. Each of the Parties expressly and knowingly acknowledges that it or its attorneys may, after the execution of this Agreement, discover claims, damages, facts or law different from or in addition to those which each now knows or believes to exist or to be applicable with respect to this Agreement and/or the Merger Agreement. Nonetheless, it is the Parties’ intention fully, finally and forever to settle and release each and every matter released in this Agreement, known or unknown, suspected or unsuspected, which now exists, or heretofore may have existed, that each Party has respectively released in this

Agreement on its own behalf and/or on behalf of others (as to agents, to the extent they have the power to do so). In furtherance of this intention, the releases given by each Party shall be and remain in effect as full and complete releases of all released matters notwithstanding the discovery or existence or any such additional or different claims, damages, facts or law.

7.  Compromise of Claims; Third Party Beneficiaries. It is understood and agreed that this Agreement shall not be construed to be an admission of any liability or obligation whatsoever with respect to any matter by any Party to any other Party or to any other person or entity. Except as provided in Section 4, 5 and 17 hereof, there are no third party beneficiaries hereto. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as a waiver or release of any claim or defense, in law or equity, that Parent, Merger Sub or Target has or may have against ATS or any of its affiliates.

8.  The Shareholder and ATS Litigations. Subject to paragraph 5 hereunder, each Party and its respective Related Parties shall have the right to take appropriate steps to conduct their respective defenses in connection with the ATS Litigation, Shareholder Litigation or any other litigation, as well as to respond to discovery or other informational requests. Parent will use all reasonable efforts to defend against the claims in the Shareholder Litigation and the ATS Litigation as to all defendants, including any claims relating to Target. Parent shall not compromise or settle the Shareholder Litigation or the ATS Litigation absent consultation with Target. No Party shall have a right to recover from any other Party any expenses or costs, including attorneys’ fees or settlement payment amounts, incurred in connection with the litigation or any settlement of the ATS Litigation or the Shareholder Litigation.

9.  Dismissal of Parent Litigation. Simultaneously with the execution of this Agreement, Parent shall deliver to Target an executed stipulation of dismissal with respect to the Parent Litigation (the “Stipulation of Dismissal”) in the form set forth in Exhibit “B” hereto. Parent and Target shall immediately thereafter file the Stipulation of Dismissal and seek immediate action by the Delaware Court approving the dismissal of the Parent Litigation with prejudice in accordance with the terms of the Stipulation of Dismissal. No Party shall seek or be entitled to recover any expenses or costs, including attorneys’ fees, incurred in connection with the Parent Litigation from another Party.

10.  Governing Law. This Agreement and the rights of the parties hereto shall be construed, interpreted, subject to and governed in accordance with the internal laws of the State of Delaware, without reference to rules relating to conflicts of law.

11.  Injunctive Relief and Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions hereof, this being in addition to any other remedies to which they may be entitled at law or in equity.

12.  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and addressed as follows:

To Parent:

Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana 70170
Attention: John H. Peper
Telephone: (504) 569-1875
Facsimile: (504) 569-1874
Email: jpeper@eplweb.com

With a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attention: John Schuster
Telephone: (212) 701-3000
Facsimile: (212) 269-5420
Email: jschuster@cahill.com

To Target:

Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
Attention: Andrew L. Gates, III
Telephone: (337) 237-0410
Facsimile: (337) 237-0426
Email: gatesal@stoneenergy.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
666 Fifth Avenue 26th Floor
New York, New York 10103
Attention: Alan P. Baden
Telephone: (212) 237-0000
Facsimile: (212) 849-5337
Email: abaden@velaw.com

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery or electronic mail, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

13.  Public Announcements. Each of the Parties has furnished to the other a form of the press release that it intends to issue shortly after the execution of this Agreement.

14.  No Admission; Settlement Materials. The provisions of this Agreement shall not be deemed a concession or admission by any Party of any breach of duty, liability, default or wrongdoing whatsoever, each of the Parties acknowledging, without conceding any infirmity in its claims or defenses, that it is entering into this Agreement solely in order avoid the further expense and inconvenience of litigation and/or to further business purposes. The Parties further agree that the negotiations and discussions and drafts and other writings concerning and leading toward the execution of this Agreement (the “Settlement Materials”) were undertaken for settlement purposes and will not be used by the Parties in any litigation against one another, other than litigation arising out of or for the purpose of enforcing this Agreement. The Parties agree to maintain the confidence of the Settlement Materials for all time, except as a Party may reasonably determine to be required (and solely to the extent required) by applicable statutes, regulations or laws (including the federal securities laws and regulations promulgated thereunder) or solely to the extent as may be required by court order or other order of compulsion, although the foregoing shall not prevent the Parties from sharing the Settlement Materials with their respective counsel or accountants (who shall be made aware of the confidentiality obligations set forth in this Agreement).

15.  Jurisdiction and Venue for Disputes. Each Party submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any dispute or action arising out of or relating to this Agreement and agrees that any and all claims in respect of such dispute or action may be heard and determined in any such court. Each Party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

16.  No Prior Assignment of Claims. Each Party represents and warrants to the other that it has not hypothecated or otherwise encumbered or assigned any claim or cause of action arising out of, related to or in connection with the claims alleged in or referred to this Agreement.

17.  Parties Bound and Benefited. This Agreement shall bind each Party and inure to the benefit of each Party and its respective Related Parties and their respective successors and heirs.

18.  Joint Drafting and Advice of Counsel. This Agreement shall be construed as jointly drafted by the Parties, and the rule construing ambiguities against the drafter shall not apply. Each Party hereto acknowledges and agrees that it has received the advice of its own counsel before entering into this Agreement, and that it is not relying on any other Party concerning this Agreement or any aspect of the transactions contemplated herein.

19.  Modification and Waiver. No modification or amendment to this Agreement shall be effective unless in a writing executed on behalf of all Parties hereto. No waiver shall be effective unless in writing and executed by the Party against whom enforcement of the waiver is sought. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise by such Party of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

20.  Entire Agreement. This Agreement constitutes the entire, integrated agreement between the Parties regarding the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties, whether written or oral.

21.  Waiver of Right to Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

22.  Headings. The headings of this Agreement are provided for convenience and reference only, and shall not bear upon the interpretation or enforcement of this Agreement.

23.  Further Instruments. The Parties agree to execute, have acknowledged and deliver to each other such other documents and instruments, if any, as may be necessary or appropriate to evidence or to carry out the terms of this Agreement.

24.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ENERGY PARTNERS, LTD.

By:  /s/ Richard A. Bachmann
        Name:  Richard A. Bachmann
        Title:    Chairman and Chief Executive

Officer

EPL ACQUISITION CORP. LLC

By:  /s/ Richard A. Bachmann
        Name:  Richard A. Bachmann
        Title:    Chairman and Chief Executive

Officer

STONE ENERGY CORPORATION

By:  /s/David H. Welch
        Name:  David H. Welch
        Title:    President and Chief Executive
                     Officer

EXHIBIT “A”

PROPERTY: WEST CAMERON BLOCK 176
Cameron Parish, Louisiana
SERIAL NO.: OCS-G 0762

1.	Participation Agreement dated February 19, 2006, between Newfield Exploration Company, and Energy Partners, Ltd.

2.
Letter Agreement dated March 3, 2006, between Stone Energy Corporation and Newfield Exploration Company, granting consent to assign an undivided 25% interest in rights, duties and obligations to Energy Partners, Ltd. under that certain Option Farmout Agreement dated February 8, 2006 covering West Cameron 176.

PROPERTY: EAST CAMERON BLOCK 43
Cameron Parish, Louisiana
SERIAL NO.: OCS-G 23788

1.	Letter Agreement dated October 14, 2002, by and between Energy Partners, Ltd., and Stone Energy Corporation.

2.	Farmout Agreement dated October 10, 2003, by and between Stone Energy Corporation and Newfield Exploration Company, as Farmors, and Energy Partners, Ltd., as Farmee.

PROPERTY: EAST CAMERON BLOCK 44
Cameron Parish, Louisiana
SERIAL NO.: OCS-G 19730

1.	Letter Agreement dated October 14, 2002, by and between Energy Partners, Ltd., and Stone Energy Corporation.

2.	Farmout Agreement dated October 10, 2003, by and between Stone Energy Corporation and Newfield Exploration Company, as Farmors, and Energy Partners, Ltd., as Farmee.

3.	Letter Agreement dated February 4, 2004, by and between Unocal Gulf Region USA, Stone Energy Corporation, Newfield Exploration Company, & Energy Partners, Ltd.

4.	Platform Processing Agreement dated May 11, 2004, between Stone Energy Corporation, as Operator, and Energy Partners, Ltd., as Non-Operator.

5.	Pipeline Crossing Agreement dated April 30, 2004, between Energy Partners, Ltd., and Energy Partners, Ltd.

6.	Pipeline Crossing Agreement dated May 4, 2004, between Stone Energy Corporation, and Energy Partners, Ltd.

PROPERTY: EAST CAMERON BLOCK 46
Cameron Parish, Louisiana
SERIAL NO.: OCS-G 3288

1.	Farmout Agreement dated April 27, 2006, by and between Stone Energy Corporation, as Farmor, Energy Partners, Ltd., as Farmee

2.	Operating Agreement, dated May 8, 2006, between Newfield Exploration Company, as Operator, and Energy Partners, Ltd., as Non-Operator

3.	Participation Agreement dated May 8, 2006, between Newfield Exploration Company, and Energy Partners, Ltd.

4.	Platform Processing Agreement dated August 24, 2006, between Stone Energy Corporation, as Operator, and Newfield Exploration Company and Energy Partners, Ltd., as Producers.

PROPERTY: EAST CAMERON BLOCK 121
Cameron Parish, Louisiana
SERIAL NO.: OCS-G 22582

1.	Letter of No Objection dated February 20, 2006, between Stone Energy Corporation, and Energy Partners, Ltd.

PROPERTY: EAST CAMERON BLOCK 378
Cameron Parish, Louisiana
SERIAL NO.: OCS-G 12856

1.
Production Handling Agreement, effective October 14, 2004, between Anadarko Petroleum Corporation, Noble Energy Inc., and PANACO, Inc., as Processors, and Energy Partners, Ltd., Stone Energy Corporation, and Ocean Front Oil & Gas, Inc., as Producers.

2.	Operating Agreement dated September 23, 1996, between Hall-Houston Oil Company, as Operator, and Zilkha Energy Company and Ocean Front Oil & Gas, Inc., as Non-Operators.

3.	Letter Agreement dated August 28, 2002, between El Paso Production GOM, Inc. and Hall-Houston Oil Company.

PROPERTY: SOUTH MARSH 192
Iberia, St. Mary, & Vermilion Parishes, Louisiana
SERIAL NO.: OCS-G 24874

1.	Participation Agreement dated June 1, 2004, between Arena Offshore, LLC, Triumph Energy, LLC, Energy Partners, Ltd., and Stone Energy Corporation.

2.	Operating Agreement dated June 1, 2004, between Arena Offshore, LLC, Triumph Energy, LLC, Energy Partners, Ltd., as Non-Operators, and Stone Energy Corporation, as Operator.

3.
Production Handling Agreement dated October 25, 2005, between Arena Offshore, LLC and Arena Energy, LLC, as Processors, and Stone Energy Corporation, Arena Energy, LLC, and Arena Offshore, LLC, as Producers.

4.
Assignment of Operating Rights effective June 1, 2004 between Arena Offshore, LLC, as Assignor, and Stone Energy Corporation and Energy Partners, Ltd., as Assignees, conveying a 15% interest and a 4.9998% interest, respectively.

5.
Assignment of Operating Rights effective June 1, 2004 between Arena Energy LLC, as Assignor, and Stone Energy Corporation and Energy Partners, Ltd., as Assignees, conveying a 35% interest and an 11.6662% interest, respectively.

6.	Assignment of Overriding Royalty Interest effective June 1, 2003 between Arena Energy, LLC, as Assignor, and Tana Exploration Company, LLC, as Assignee, conveying a 1.5% of 8/8ths ORRI.

PROPERTY: EUGENE ISLAND 242
Iberia & St. Mary Parishes, Louisiana
SERIAL NO.: OCS-G 2898

1.	Farmout Agreement dated June 28, 2004, effective June 18, 2004, between Stone Energy Corporation, as Farmor, and Energy Partners, Ltd., as Farmee

2.	Indemnity Agreement dated March 2, 2005, between Energy Partners, Ltd., and Stone Energy Corporation.

PROPERTY: SOUTH PASS BLOCK 38
Plaquemines & St. Bernard Parishes, Louisiana
SERIAL NO.: OCS-G 21695

1.	Letter Agreement dated October 17, 2005, by and between Stone Energy Corporation and Energy Partners, Ltd.

EXHIBIT B

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

ENERGY PARTNERS, LTD., a Delaware corporation, Plaintiff, v. STONE ENERGY CORPORATION, Defendant.	) ) ) ) ) ) ) ) ) )	Civil Action No. 2402-N

STIPULATION AND ORDER OF DISMISSAL

It is hereby stipulated and agreed, by and among counsel for the parties and subject to Court approval, that the above-captioned action is hereby dismissed in its entirety and with prejudice, each party to bear its own fees and costs.

IT IS SO ORDERED, this _____ day of October, 2006.

                                                                        _____________________
The Honorable Donald F. Parsons,
Vice Chancellor

Stipulated and agreed:

ABRAMS & LASTER LLP

______________________________
Kevin G. Abrams (#2375)
Brandywine Plaza West, Suite 303
1521 Concord Pike
Wilmington, Delaware 19801
(302) 778-1000
Counsel for Plaintiff Energy Partners Ltd.

PRICKETT, JONES & ELLIOTT, P.A.

______________________________
Bruce E. Jameson (#2931)
1310 King Street
P. O. Box 1328
Wilmington, DE 19899
(302) 888-6500
Counsel for Defendant Stone Energy
Corporation